EXHIBIT 99.1

Tekmira Presents Advances in Anti-Viral Product Platform at Scientific Symposium

Preclinical Results Demonstrate Survival Following Lethal Marburg Infection When Treatment is Delayed 72 Hours

VANCOUVER, British Columbia, April 1, 2014 (GLOBE NEWSWIRE) -- Tekmira Pharmaceuticals Corporation (Nasdaq:TKMR) (TSX:TKM), a leading developer of RNA interference (RNAi) therapeutics, announced that recent advances in its anti-viral product platform were presented at the 6th International Symposium of Filoviruses, which is taking place in Galveston, Texas from March 30 to April 2, 2014.

"We are pleased to report more positive preclinical results validating the use of Tekmira's LNP technology in our anti-viral product platform. These new data from our TKM-Marburg program demonstrate survival in non-human primates despite treatment being delayed until 72 hours after infection with otherwise lethal doses of Marburg virus," said Dr. Mark J. Murray, Tekmira's President and CEO.

Tekmira's Chief Technical Officer, Dr. Ian MacLachlan, presented new preclinical data showing 100% survival was achieved when dosing with TKM-Marburg at 0.5 mg/kg began 72 hours after infection with otherwise lethal quantities of the Marburg virus. Dosing then continued once daily for seven days. Earlier data from this collaborative research between Tekmira and the University of Texas Medical Branch (UTMB) showed 100% survival was achieved when dosing at 0.5 mg/kg TKM-Marburg began either one hour, 24 hours, or 48 hours after infection with otherwise lethal quantities of the virus. These studies represent the first known demonstration of protection of non-human primates from Marburg-Angola, the most lethal strain of Marburg virus. In February 2014, UTMB and Tekmira, along with other collaborators, were awarded additional funding from the National Institutes of Health (NIH) in support of this research.

Tekmira's anti-viral product platform includes RNAi therapeutics addressing chronic Hepatitis B infection and lethal hemorrhagic fever viruses, including Ebola and Marburg.

A copy of Tekmira's slides from the 6th International Symposium of Filoviruses will be available on the Tekmira website on the "Events" section at: http://investor.tekmirapharm.com/events.cfm

About RNAi and Tekmira's LNP

RNAi therapeutics have the potential to treat a broad number of human diseases by "silencing" disease causing genes. The discoverers of RNAi, a gene silencing mechanism used by all cells, were awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi therapeutics, such as "siRNAs," require delivery technology to be effective systemically. Tekmira believes its LNP technology represents the most widely adopted delivery technology for the systemic delivery of RNAi therapeutics. Tekmira's LNP platform is being utilized in multiple clinical trials by both Tekmira and its partners. Tekmira's LNP technology (formerly referred to as stable nucleic acid-lipid particles or SNALP) encapsulates siRNAs with high efficiency in uniform lipid nanoparticles that are effective in delivering RNAi therapeutics to disease sites in numerous preclinical models. Tekmira's LNP formulations are manufactured by a proprietary method which is robust, scalable and highly reproducible, and LNP-based products have been reviewed by multiple FDA divisions for use in clinical trials. LNP formulations comprise several lipid components that can be adjusted to suit the specific application.

About Tekmira

Tekmira Pharmaceuticals Corporation is a biopharmaceutical company focused on advancing novel RNAi therapeutics and providing its leading lipid nanoparticle delivery technology to pharmaceutical partners. Tekmira has been working in the field of nucleic acid delivery for over a decade and has broad intellectual property covering LNPs. Further information about Tekmira can be found at www.tekmirapharm.com. Tekmira is based in Vancouver, B.C.

Forward-Looking Statements and Information

Forward-looking statements in this news release include statements about Tekmira's strategy, future operations, clinical trials, prospects and the plans of management; RNAi (ribonucleic acid interference) product development programs; the effects of Tekmira's products on the treatment of viral disease, including the Marburg and Ebola members of the filovirus family of hemorrhagic fever viruses; the progress of a Phase I clinical trial for TKM-Ebola.

With respect to the forward-looking statements contained in this news release, Tekmira has made numerous assumptions regarding, among other things: LNP's status as a leading RNAi delivery technology; Tekmira's research and development capabilities and resources; and the time required for development partners and licensees to complete research and product development activities. While Tekmira considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause Tekmira's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: Tekmira's research and development capabilities and resources may not meet current or expected demand; Tekmira's products may not prove to be effective in the treatment of viral diseases, including the Marburg and Ebola members of the filovirus family of hemorrhagic fever viruses, Hepatitis B or other diseases; the DoD may reduce or cancel certain defense spending, including Tekmira's contract to develop TKM-Ebola; Tekmira may not complete a Phase I clinical trial for TKM-Ebola in the anticipated timeframe, or at all; Tekmira may face competition from other pharmaceutical or biotechnology companies and the possibility that other organizations have made advancements in RNAi delivery technology that Tekmira is not aware of; Tekmira may become subject to product liability or other legal claims for which Tekmira has made no accrual in its financial statements; and, the possibility that Tekmira may not have sufficiently budgeted for expenditures necessary to carry out planned activities.

A more complete discussion of the risks and uncertainties facing Tekmira appears in Tekmira's annual report on Form 10-K for the year ended December 31, 2013 (Annual Report), which is available at www.sedar.com or at www.sec.gov/edgar.shtml. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Tekmira disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

CONTACT: Investors
         Jodi Regts
         Director, Investor Relations
         Phone: 604-419-3234
         Email: jregts@tekmirapharm.com

         Media
         David Ryan
         Longview Communications Inc.
         Phone: 416-649-8007
         Email: dryan@longviewcomms.ca